Exhibit 10.28(ii)
April 3, 2009
Juergen Lasowski, Ph.D.
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608

Re:	Amendment to Offer Letter Agreement re: Housing Assistance
Dear Juergen,
You and Onyx Pharmaceuticals, Inc. (“Onyx” or the “Company”) enter into this amendment (the “Amendment”) to your April 28, 2008 Offer Letter effective as of March 12, 2009 (the “Effective Date”).
The “Housing Assistance” paragraph contained on the second page of the Offer Letter is hereby amended and restated in full:
“In addition to the relocation benefits discussed above, you will receive the following housing assistance from the Company:
     (1) Housing Assistance Payments. During the first thirty (30) months of your employment with the Company, Onyx will provide you with monthly housing assistance in the amount of $3,250 per month (the “Housing Assistance Payments”). The Housing Assistance Payments will be included in your regular paychecks and will be subject to applicable deductions and withholdings, and will not be considered by the Company part of your regular base salary, including but not limited to for such purposes as determination of any bonus compensation or determination of your “Base Salary” under your Executive Change in Control Severance Benefits Agreement (the “Change in Control Agreement”). The Housing Assistance Payments will cease immediately upon the termination of your employment with the Company for any reason by any party.
     (2) Housing Stock Award. Effective as of March 12, 2009, you were granted a new special restricted stock award for four thousand eight hundred (4,800) shares of the Company’s Common Stock (the “Housing Stock Award”) which will vest in full, subject to the following sentence, on the closing date of your purchase of a residence in the San Francisco Bay Area which shall serve as your primary residence (the “Closing Date”). If you have not purchased a

Juergen Lasowski, Ph.D.
April 3, 2009

primary residence in the San Francisco Bay Area as of September 12, 2010, or if your employment with the Company terminates for any reason prior to the Closing Date, then the Housing Stock Award lapses entirely and will not vest regardless of any subsequent residential purchase by you. Notwithstanding any language to the contrary in any agreement you may have with the Company (including but not limited to your Change in Control Agreement) or the Company’s equity incentive plan, the Housing Stock Award shall not be subject to any acceleration of vesting, including but not limited to any accelerated vesting under the Change in Control Agreement, and will vest only in accordance with this Amendment.
     (3) Amendment of Stock Bonus Award. You received a Stock Bonus Award dated May 19, 2008 (the “Stock Bonus”) under the Company’s 2005 Equity Incentive Plan covering a total of 12,000 shares of the Company’s Common Stock subject to a vesting schedule, conditioned on your “Continuous Service” to the Company (as defined under the 2005 Equity Incentive Plan), under which 4,000 shares each will vest on the following scheduled vesting dates: May 19, 2009; May 19, 2010; and May 19, 2011. You and the Company hereby amend the Stock Bonus to provide for accelerated vesting of the shares upon the Closing Date, subject to your Continuous Service, as follows: (a) if the Closing Date is prior to May 19, 2010, then (i) 2,400 shares that otherwise would vest on May 19, 2010, and (ii) 2,400 shares that would otherwise vest on May 19, 2011, all will be accelerated and vest effective as of the Closing Date; and (b) if the Closing Date is after May 19, 2010 and prior to May 19, 2011, then the 4,000 shares that otherwise would vest on May 19, 2011 will be accelerated and vest effective as of the Closing Date.”
This Amendment constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and you with regard to amendment of the Offer Letter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Any provisions of the Offer Letter contrary to this Amendment are hereby superseded and replaced, and the remaining portions of the Offer Letter remain in full force and effect. This Amendment cannot be modified or amended except in a writing approved by the Company’s Board of Directors and signed by a duly authorized officer or director of the Company and you. This Amendment will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Amendment shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Amendment shall not be construed against either party as the drafter. Any waiver of a breach of this Amendment, or rights hereunder, shall be in writing and shall not be

Juergen Lasowski, Ph.D.
April 3, 2009

deemed to be a waiver of any successive breach or rights hereunder. This Amendment may be executed in counterparts which shall be deemed to be part of one original and facsimile signatures and signatures transmitted via PDF shall be equivalent to original signatures.
To accept the Company’s offer to amend the Offer Letter as provided herein, please sign the enclosed copy of this letter and return it to me no later than April 10, 2009.
Sincerely,
Onyx Pharmaceuticals, Inc.

/s/ N. Anthony Coles
N. Anthony Coles, M.D.
President and Chief Executive Officer

Understood and Accepted:

/s/ Juergen Lasowski
Juergen Lasowski, Ph.D.

Date: 4/3/2009